Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES FISCAL 2011 FIRST QUARTER RESULTS

—	Board of Directors Increases Quarterly Dividend by four cents to $0.15 per share

Mentor, Ohio (August 3, 2010) - STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2011 first quarter ended June 30, 2010. During the first quarter, the Company recorded the previously announced liability related to the SYSTEM 1 Rebate Program. Of the $110 million pre-tax amount recorded, $102 million is attributable to the Customer Rebate portion of the Program and was recorded as a reduction of revenues, and $8 million is attributable to the disposal of the SYSTEM 1 units to be returned and was recorded as an increase in cost of revenues.

In order to provide meaningful comparative analysis, the fiscal 2011 financial information provided in this press release excludes the $110 million pre-tax impact of the SYSTEM 1 Rebate Program unless otherwise noted. Please refer to the attached schedules for additional information, including reconciliations from these “non-GAAP financial measures” to as reported results.

Fiscal 2011 first quarter revenues were $291.3 million compared with $283.5 million in the first quarter of fiscal 2010, an increase of 3%. Operating profit increased 10% to $47.0 million, or 16.1% of revenues, compared with $42.9 million, or 15.1% of revenues in the first quarter of fiscal 2010. Fiscal 2011 first quarter net income was $28.0 million, or $0.46 per diluted share, compared with net income of $25.5 million, or $0.43 per diluted share, in the first quarter of fiscal 2010.

“Early indications are that more Customers may use the SYSTEM 1 Rebate to purchase SYSTEM 1E units than we originally anticipated, which has increased our original Rebate Program estimate,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “While it is still too early to predict what the total SYSTEM 1E demand will be, we are optimistic about Customer response to this new product. We continue to believe we will be able to manufacture 4,000 to 6,000 units this fiscal year, with shipments beginning in the next few months.”

STERIS Corporation

News Announcement

Segment Results

Healthcare revenues in the quarter were $206.1 million compared with $200.6 million in the first quarter of fiscal 2010, an increase of 3%. Double digit growth in capital equipment was somewhat offset by declines in consumables and service. Capital equipment revenue grew 16%, reflecting increases in most major product categories. Consumable revenue declined 9%, due to reductions in S20 volumes and lower H1N1 product sales as compared to the prior year. Operating income was flat with the prior year at $32.1 million primarily due to lower S20 volumes.

Life Sciences first quarter revenues were $46.6 million compared with $46.1 million in the first quarter of fiscal 2010, an increase of 1%. Strength in consumables and service was offset by a decline in capital equipment. Life Sciences operating income was $6.3 million, an increase of 32% compared with the prior year, driven by product mix and overall operating efficiencies.

Fiscal 2011 first quarter revenues for Isomedix Services were $37.7 million compared with $35.4 million in the same period last year, an increase of 6%. Revenues benefitted from an improvement in demand from core medical device Customers. Operating income was $10.6 million in the quarter compared with $8.3 million in the first quarter of last year due to the increased revenues.

As Reported Results

Reported results for the first quarter of fiscal 2011 were revenues of $189.0 million, operating loss of $63.0 million and a net loss of $45.2 million. Please refer to the attached schedules for additional information.

Cash Flow

Net cash provided by operations for the first quarter of fiscal 2011 was $29.6 million, compared with $32.6 million in the same period last year. Free cash flow (see note 1) for the first quarter of fiscal 2011 was $17.3 million, compared with $24.4 million in the prior year quarter. The decline in free cash flow was driven by increased working capital requirements and higher capital spending levels.

Quarterly Dividend Increased

STERIS Corporation

News Announcement

The Company also announced today that STERIS’s Board of Directors has authorized a four cent increase in its quarterly dividend to $0.15 per common share. The dividend is payable September 21, 2010 to shareholders of record at the close of business on August 24, 2010.

Outlook

The Company’s outlook is unchanged for the full fiscal year, with revenue growth of approximately 5%, and earnings per diluted share in the range of $2.00 to $2.30. Refer to the earnings announcement dated May 6, 2010 for the detailed full year outlook and other assumptions.

Conference Call

In conjunction with this release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-800-369-8428 in the United States and Canada, and 1-773-799-3378 internationally, then referencing the password “STERIS”.

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on August 3, 2010, until 5:00 p.m. Eastern time on August 17, 2010, either over the Internet at www.steris-ir.com or via phone by calling 1-866-415-3316 in the United States and Canada, and 1-203-369-0695 internationally.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company has approximately 5,000 dedicated employees around the world working together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government Customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contact: Julie Winter, Director, Investor Relations at 440-392-7245.

(1)	Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to fund

STERIS Corporation

News Announcement

future growth opportunities, repurchase common shares, and pay cash dividends. Free cash flow is defined as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net, plus proceeds from the sale of property, plant, equipment and intangibles. STERIS’s calculation of free cash flow may vary from other companies.

# # #

This news release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry or products that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “potential,” “confidence,” “improve,” “optimistic,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals, or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any outcome from litigation, regulatory action, administrative proceedings, government investigations, warning letters, consent decree, rebate program, transition, cost reductions, business strategies, earnings and revenue trends, expense reduction or other future financial results. Reference to the consent decree, transition, rebate program, or products are summaries only and do not alter or modify the specific terms of the decree, program or product clearance or literature. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s rebate program, transition plan, or other business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation previously disclosed FDA warning letters, government investigations, the December 3, 2009 FDA notice, the April 20, 2010 consent decree and related transition plan, or other requirements or standards, may delay, limit or prevent new product introductions or the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in currencies, tax assessments or rates, raw material costs, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, (f) the possibility that anticipated cost savings or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with the matters described in this release or the operation of the Company’s business, may adversely impact Company performance, results, or value, (g) the effect of the contraction in credit availability, as well as the ability of our customers and suppliers to adequately access the credit markets when needed, and (h) those risks described in our Annual Report on Form 10-K for the year ended March 31, 2010.

STERIS Corporation

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)
Revenues	$291,293	$283,543
SYSTEM 1 Rebate Program	(102,313)	—

Revenues, net	188,980	283,543
Cost of revenues	163,223	158,707
Cost of revenues - SYSTEM 1 Rebate Program	7,691	—

Gross profit	18,066	124,836

Operating expenses:
Selling, general, and administrative	72,117	74,605
Research and development	8,609	7,580
Restructuring expense	341	(211)

Total operating expenses	81,067	81,974

(Loss) income from operations	(63,001)	42,862
Non-operating expense, net	2,845	2,865
Income tax expense	(20,636)	14,455

Net (loss) income	$(45,210)	$25,542

Earnings per common share (EPS) data:
Basic	$(0.76)	$0.44

Diluted	$(0.76)	$0.43

Cash dividends declared per common share outstanding	$0.11	$0.11

Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	59,397	58,517
Diluted number of common shares outstanding	59,397	58,984

STERIS Corporation Consolidated Condensed Balance Sheets (In thousands)

	June 30, 2010	March 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$226,070	$214,971
Accounts receivable, net	185,691	214,940
Inventories, net	131,955	121,135
Other current assets	64,158	25,411

Total Current Assets	607,874	576,457

Property, plant, and equipment, net	345,288	346,858
Goodwill and intangible assets, net	302,678	305,311
Other assets	9,766	9,776

Total Assets	$1,265,606	$1,238,402

Liabilities and Equity
Current liabilities:
Accounts payable	$64,132	$66,035
Accrued SYSTEM 1 Rebate Program	110,004	—
Other current liabilities	112,544	131,094

Total Current Liabilities	286,680	197,129

Long-term debt	210,000	210,000
Other liabilities	73,036	76,779
Equity	695,890	754,494

Total Liabilities and Equity	$1,265,606	$1,238,402

STERIS Corporation

Income Reconciliation

(In thousands, except per share data)

The following table presents financial measures which are considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. The Company has referred to results of operations excluding the SYSTEM 1 Rebate Program and related disposal costs to provide meaningful comparative analysis between the periods.

	Three months ended June 30, 2010
	Results of Operations, excluding Rebate Program	Impact of SYSTEM 1 Rebate Program	As reported
	(Unaudited)
Revenues	$291,293	$(102,313)	$188,980
Cost of revenues	163,223	7,691	170,914

Gross profit	128,070	(110,004)	18,066
Operating expenses	81,067	—	81,067

Income (loss) from operations	47,003	(110,004)	(63,001)
Non-operating expenses, net	2,845	—	2,845

Income (loss) before income taxes	44,158	(110,004)	(65,846)
Income tax (benefit) expense	16,319	(36,955)	(20,636)

Net income (loss)	$27,839	$(73,049)	$(45,210)

Net income (loss) per common share:
Basic	$0.47	$(1.23)	$(0.76)

Diluted	$0.46	$(1.22)	$(0.76)

Weighted average number of common shares outstanding used in EPS computation:
Basic	59,397		59,397
Diluted	60,258		59,397

Effective income tax rate	37.0%	33.6%	31.3%

STERIS Corporation

Segment Data & Income Analysis

(In thousands)

	Three Months Ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)
Segment Revenues:

Healthcare	$206,079	$200,604
SYSTEM 1 Rebate Program	(102,313)	—

Healthcare, net	103,766	200,604
Life Sciences	46,614	46,116
STERIS Isomedix Services	37,676	35,407

Total Reportable Segments	188,056	282,127
Corporate and Other	924	1,416

Total Segment Revenues	$188,980	$283,543

The following table presents financial measures which are considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. The Company has referred to results of operations excluding the SYSTEM 1 Rebate Program and related disposal costs to provide meaningful comparative analysis between the periods.

	Three Months Ended June 30,
	2010			2009
	(Unaudited)			(Unaudited)

Segment Operating (Loss) Income Excluding SYSTEM 1 Rebate program:	As Reported	SYSTEM 1 Rebate Program	Total	Total As Reported

Healthcare	$(77,912)	$(110,004)	$32,092	$32,102
Life Sciences	6,295		6,295	4,779
STERIS Isomedix Services	10,584		10,584	8,339

Total Reportable Segments	(61,033)	(110,004)	48,971	45,220
Corporate and Other	(1,968)		(1,968)	(2,358)

Total Operating (Loss) Income	$(63,001)	$(110,004)	$47,003	$42,862

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Three Months Ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)
Operating Activities:
Net (loss) income	$(45,210)	$25,542
Non-cash items	(28,463)	11,568
Change in Accrued SYSTEM 1 Rebate Program	110,004	—
Changes in operating assets and liabilities	(6,637)	(4,490)

Net cash provided by operating activities	29,694	32,620

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(12,411)	(8,355)
Proceeds from sale of property, plant, equipment and intangibles	3	175

Net cash used in investing activities	(12,408)	(8,180)

Financing Activities:
Cash dividends paid to common shareholders	(6,546)	(6,441)
Stock option and other equity transactions, net	2,226	152
Tax benefit from stock options exercised	659	47

Net cash used in financing activities	(3,661)	(6,242)
Effect of exchange rate changes on cash and cash equivalents	(2,526)	3,694

Increase in cash and cash equivalents	11,099	21,892
Cash and cash equivalents at beginning of period	214,971	154,180

Cash and cash equivalents at end of period	$226,070	$176,072

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. STERIS's calculation of free cash flow may vary from other companies.

	Three Months Ended June 30,
	2010	2009
Calculation of Free Cash Flow:	(Unaudited)	(Unaudited)

Cash flows from operating activities	$29,694	$32,620
Purchases of property, plant, equipment, and intangibles, net	(12,411)	(8,355)
Proceeds from the sale of property, plant, equipment, and intangibles	3	175

Free Cash Flow	$17,286	$24,440

STERIS Corporation

Unaudited Supplemental Financial Data - Excluding SYSTEM 1 Rebate Program

First Quarter Fiscal 2011

As of June 30, 2010

	FY 2011	FY 2010
	Q1	Q1
Total Company Revenues
Capital	$103,252	$92,703
Consumables	76,333	80,797
Service	111,708	110,043

Total Recurring	188,041	190,840

Total Revenues	$291,293	$283,543

United States Revenues	$226,088	$223,806
United States Revenues as a % of Total	78%	79%
International Revenues	$65,205	$59,737
International Revenues as % of Total	22%	21%

Segment Data	Q1	Q1
Healthcare
Revenues
Capital	$89,338	$76,837
Consumables	60,482	66,731
Service	56,259	57,036

Total Recurring	116,741	123,767

Total Healthcare Revenues	$206,079	$200,604

Operating Income (Loss)	32,092	32,102

Life Sciences
Revenues
Capital	$13,914	$15,866
Consumables	15,851	14,066
Service	16,849	16,184

Total Recurring	32,700	30,250

Total Life Sciences Revenues	$46,614	$46,116

Operating Income (Loss)	6,295	4,779

Isomedix Services
Revenues	$37,676	$35,407
Operating Income (Loss)	10,584	8,339

Corporate and Other
Revenues	$924	$1,416
Operating Income (Loss)	(1,968)	(2,358)

Other Data	Q1	Q1
Healthcare Backlog	$134,181	$132,391
Life Sciences Backlog	37,904	46,257

Total Backlog	$172,085	$178,648

Free Cash Flow	$17,286	$24,440
Net Debt	$(16,070)	$33,928

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of backlog, free cash flow and net debt.